Exhibit 99.4(iv)

CONTRACT DATA PAGE

PRODUCT:	[TBD® Variable Annuity – Section 457 Plan]

OWNER:	[Any City Retirement Fund]
Address:	[1234 Main St.]
[Any City, ST 99999-9999]

ANNUITANT:	[John Doe]
Address:	[12345 Main St.]
[Any City, ST 99999-9999]
Date of Birth:	[1/01/1970]
Age:	[35]
Sex:	[Male]

CONTRACT NUMBER:	[LP12345678]

CONTRACT DATE:	[5/01/2005]

ANNUITY DATE:	Before [1/01/2066]

INITIAL PURCHASE PAYMENT:	[$50,000]

GUARANTEED MINIMUM DEATH BENEFIT AGE EXTENSION RIDER:	[Yes or No]

[CAPITAL PRESERVATION RIDER EFFECTIVE DATE:	[5/01/2005]]

[CAPITAL PRESERVATION RIDER
7 YEAR TERM	[Yes or No]
10 YEAR TERM	[Yes or No]]

DELIVERED IN THE STATE OF [Any State]	AND GOVERNED BY ITS LAWS.

MAXIMUM ISSUE AGE: [85]. The contract date must be prior to the Annuitant’s (including any joint Annuitant’s) [86th] birthday.

MAXIMUM ANNUITIZATION AGE: [95]. Annuity payments must begin prior to the Annuitant’s (including any joint Annuitant’s) [96th ] birthday.

MINIMUM INITIAL PURCHASE PAYMENT:	[$10,000]

MINIMUM SUBSEQUENT PURCHASE PAYMENT:	[$10,000]

INSURANCE CHARGES:

MORTALITY AND EXPENSE RISK CHARGE: Equal on an annual basis to [0.95%] of the average daily net assets of each
Sub-account.

ASSET-RELATED ADMINISTRATION CHARGE: Equal on an annual basis of the average daily net assets of each Sub-account as follows:

[0.40%] if Contract value is less than [$100,000]

[0.35%] if Contract value is between [$100,000] and [$249,999.99]

[0.25%] if Contract value is between [$250,000] and [$499,999.99]

[0.15%] if Contract value is between [$500,000] and [$999,999.99]

[0.05%] if Contract values exceed [$1,000,000]

The Contract value at the start of the current Contract Year will determine the Asset-Related Administration Charge to be applied to the Contract for that Contract Year.

GUARANTEED MINIMUM DEATH BENEFIT AGE EXTENSION RIDER CHARGE: Equal on an annual basis to [0.10%] of the average daily net assets of each Sub-account.

[CAPITAL PRESERVATION RIDER CHARGE:

7 YEAR TERM Equal on an annual basis to [0.95%], assessed pro-rata on a quarterly basis from each Sub-account. The maximum charge will never exceed 2.25% of the average daily net assets of each Sub-account.

10 YEAR TERM Equal on an annual basis to [0.60%], assessed pro-rata on a quarterly basis from each Sub-account. The maximum charge will never exceed 1.75% of the average daily net assets of each Sub-account.]

ANNUAL ADMINISTRATION MAINTENANCE CHARGE: $[40] each Contract Year. The charge may be changed prior to the Annuity Date, but will never exceed $50 per Contract Year. The charge will not be deducted if the contract value is [$50,000] or more when the charge is to be deducted.

MINIMUM WITHDRAWAL: [$500]. You must withdraw the entire amount out of an investment option if, after a withdrawal, the remaining balance in the investment option would be less than [$500]. The entire contract value must be withdrawn and your Contract will terminate if, after a withdrawal, the remaining contract value would be less than [$5,000].

SURRENDER CHARGE:

Complete Elapsed Number of Years From Receipt of Purchase Payment	Surrender Charge As A Percentage Of Purchase Payments Withdrawn
0	7%
1	7%
2	7%
3	6%
4	6%
5	5%
6	4%
7 or more	0%

WITHDRAWAL CHARGE: [$25] for each withdrawal after the first withdrawal in a Contract Year. We will not charge for annuity payments, repetitive withdrawals through electronic funds transfer (EFT), or if the entire Contract value is withdrawn.

TRANSFERS: The minimum amount that can be transferred out of any investment option at one time is [$500], or the entire value of the investment option if less. The entire amount of the investment option must be transferred if, after a transfer, the remaining balance would be less than [$500]. The minimum amount that can be transferred into any investment option is [$50].

TRANSFER CHARGE: Each Contract Year, [12] transfers are free of charge. For each transfer after the [12th] transfer in a Contract Year, the transfer charge is [$10] or 2% of the amount transferred, whichever is less.

PREMIUM TAXES: As of the contract date, premium taxes are not charged in the state in which the Contract was delivered. However, if we ever incur such taxes, we reserve the right to make a deduction from the Contract for the payment of the premium taxes assessed in connection with the Contract.

SEPARATE ACCOUNT: [Symetra Separate Account C]

ELIGIBLE INVESTMENTS:

[1. Fidelity VIP Money Market Portfolio - Initial Class]
[2. Vanguard VIF - International Portfolio]
[3. Vanguard VIF - REIT Index Portfolio]
[4. Vanguard VIF - Mid-Cap Index Portfolio]
[5. Vanguard VIF - Total Stock Market Index Portfolio]
[6. Fidelity VIP Index 500 Portfolio - Initial Class]
[7. Vanguard VIF - High Yield Bond Portfolio]
[8. Vanguard VIF - Total Bond Market Index Portfolio]
[9. Vanguard VIF - Balanced Portfolio]
[10. DWS Small Cap Index VIP - Class A Shares]
[11. Ibbotson Aggressive Growth ETF Asset Allocation Portfolio - Class I]
[12. Ibbotson Growth ETF Asset Allocation Portfolio - Class I]
[13. Ibbotson Balanced ETF Asset Allocation Portfolio - Class I]
[14. Ibbotson Income and Growth ETF Asset Allocation Portfolio - Class I]
[15. Ibbotson Conservative ETF Asset Allocation Portfolio - Class I]

ANNUITY SERVICE OFFICE:

Home Office:	Mailing Address:	Telephone:	[800-SYMETRA]
Symetra Life Insurance Company	Symetra Life Insurance Company		[800-796-3872]
[Retirement Services]	[Retirement Services]	Fax:	[425-256-5599]
[777 108th Avenue NE Suite 1200]	[P.O. Box 3882]
[Bellevue, WA 98004-5135]	[Seattle, WA 98124-3882]